UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                             THE MORGAN GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    617358106
               ---------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John L. Keeley, Jr.; Social Security No.: ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                21,550
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           21,550
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         21,550
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.7%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA
================================================================================


____________________
* Based on an aggregate of 1,248,157 shares outstanding as of November 2, 2000.


                                Page 2 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Keeley Asset Management Corp.; Tax I.D. No.: 36-3160361
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                53,250
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           53,250
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         53,250
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.3%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IA
================================================================================


____________________
* Based on an aggregate of 1,248,157 shares outstanding as of November 2, 2000.


                                Page 3 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Kamco Performance Limited Partnership; Tax I.D. No.: 36-3645043
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                9,500
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           9,500
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,500
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.8%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,248,157 shares outstanding as of November 2, 2000.


                                Page 4 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Kamco Limited Partnership No. 1; Tax I.D. No.: 36-3528572
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                11,000
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           11,000
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         11,000
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.9%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,248,157 shares outstanding as of November 2, 2000.


                                Page 5 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         John L. Keeley, Jr. Foundation; Tax I.D. No.: 36-3865180
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                2,200
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           2,200
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,200
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.2%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,248,157 shares outstanding as of November 2, 2000.


                                Page 6 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


================================================================================
  1      NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Keeley Investment Corp.; Tax I.D. No.: 35-2891284
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)  [ ]
         (SEE INSTRUCTIONS)                                    (b)  [ ]

         N/A
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
                    5      SOLE VOTING POWER

  NUMBER OF                9,950
                    ------------------------------------------------------------
   SHARES           6      SHARED VOTING POWER

 BENEFICIALLY              -0-

   OWNED BY         ------------------------------------------------------------
                    7      SOLE DISPOSITIVE POWER
    EACH
                           9,950
  REPORTING
                    ------------------------------------------------------------
   PERSON           8      SHARED DISPOSITIVE POWER

    WITH                   -0-

--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,950
--------------------------------------------------------------------------------
 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        [ ]
         CERTAIN SHARES (SEE INSTRUCTIONS)

         N/A
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0.8%*
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
================================================================================


____________________
* Based on an aggregate of 1,248,157 shares outstanding as of November 2, 2000.


                                Page 7 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------

          This Amendment No. 1 to the undersigned's Schedule 13G, which was filed on February 11, 2000 (the "Schedule 13G") as an amendment to the Schedule 13D which was originally filed on October 25, 1993, with regard to The Morgan Group, Inc. (the "Issuer") is being filed to amend Item 4 of the Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

     Item 4.        Ownership
     -------        ---------

                    John L. Keeley, Jr.
                    ------------------

                    (a)  Amount Beneficially Owned: 21,550

                    (b)  Percent of Class: 1.7%

                    (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: 21,550

                        (ii) shared power to vote or to direct the vote:  -0-

                        (iii)sole power to dispose or to direct the disposition
                               of:  21,550

                        (iv) shared  power to dispose  or to direct the
                               disposition of:  -0-

                    Keeley Asset Management Corp.
                    ----------------------------

                    (a)  Amount Beneficially Owned: 53,250

                    (b)  Percent of Class: 4.3%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 53,250

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                               of:  53,250

                    (iv) shared  power to dispose  or to direct the  disposition of: -0-

                    Kamco Performance Limited Partnership
                    -------------------------------------

                    (a)  Amount Beneficially Owned: 9,500

                    (b)  Percent of Class: 0.8%

                    (c)  Number of shares as to which such person has:

                        (i)  sole power to vote or to direct the vote: 9,500

                        (ii) shared power to vote or to direct the vote: -0-

                        (iii)sole power to dispose or to direct the disposition
                               of:  9,500

                        (iv) shared  power to dispose  or to direct the
                               disposition of:  -0-


                               Page 8 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


                    Kamco Limited Partnership No. 1
                    -------------------------------

                    (a)  Amount Beneficially Owned: 11,000

                    (b)  Percent of Class: 0.9%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 11,000

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                                of: 11,000

                         (iv) shared  power to dispose  or to direct the
                                disposition of: -0-

                    John L. Keeley, Jr. Foundation
                    ------------------------------

                    (a)  Amount Beneficially Owned: 2,200

                    (b)  Percent of Class: 0.2%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 2,200

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                                of:  2,200

                         (iv) shared  power to dispose  or to direct the
                                disposition of:  -0-

                    Keeley Investment Corp.
                    ----------------------

                    (a)  Amount Beneficially Owned: 9,950

                    (b)  Percent of Class: 0.8%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 9,950

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii)sole power to dispose or to direct the disposition
                                of:  9,950

                         (iv) shared  power to dispose  or to direct the
                                disposition of:  -0-


                               Page 9 of 11 Pages

-----------------------
CUSIP No. 617358106
-----------------------


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated this 2nd day of February, 2001.


/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr.

KEELEY ASSET MANAGEMENT CORP.



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President

KAMCO PERFORMANCE LIMITED PARTNERSHIP



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., General Partner

KAMCO LIMITED PARTNERSHIP NO. 1



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., General Partner

JOHN L. KEELEY, JR. FOUNDATION



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President and Treasurer

KEELEY INVESTMENT CORP.



/s/ John L. Keeley, Jr.
--------------------------------------
John L. Keeley, Jr., President


                              Page 10 of 11 Pages